Exhibit 99.1

O S H K O S H  C O R P O R A T I O N

For more information, contact:

Financial:	Patrick Davidson
Senior Vice President, Investor Relations
920.502.3266

Media:	Bryan Brandt
Senior Vice President, Chief Marketing Officer
920.502.3670

Oshkosh Corporation Reports Fiscal 2021 Fourth Quarter and Full Year Results

Grew Fourth Quarter Fiscal 2021 Revenues by 15.6 Percent

Grew Fiscal 2021 Revenues by 12.8 Percent

Generated $1.22 Billion of Cash from Operations

Announces 12 Percent Increase in Quarterly Cash Dividend to $0.37 Per Share

OSHKOSH, Wis. (October 28, 2021) – Oshkosh Corporation (NYSE: OSK), a leading innovator of mission-critical vehicles and essential equipment, today reported fiscal 2021 fourth quarter net income of $89.7 million, or $1.30 per diluted share, compared to $100.0 million, or $1.46 per diluted share, in the fourth quarter of fiscal 2020. Comparisons in this news release are to the corresponding period of the prior year, unless otherwise noted.

Results for the fourth quarter of fiscal 2021 included an $11.7 million tax benefit associated with the release of a valuation allowance on deferred tax assets in Europe and a $5.4 million tax benefit associated with the carryback of a U.S. net operating loss to prior years with higher federal statutory rates. Results for the fourth quarter of fiscal 2020 included a $14.2 million after-tax gain on a business interruption insurance settlement, after-tax charges of $9.5 million related to restructuring actions, a $3.2 million after-tax gain related to a favorable arbitration settlement and a $2.8 million after-tax gain on the sale of a business. Excluding these items, adjusted1 net income was $72.6 million, or $1.05 per diluted share, and $89.3 million, or $1.30 per diluted share, for the fourth quarter of fiscal 2021 and 2020, respectively.

Consolidated net sales in the fourth quarter of fiscal 2021 increased 15.6 percent to $2.06 billion largely as a result of a rebound in demand in the Access Equipment segment in North America.

[1]

This news release refers to GAAP (U.S. generally accepted accounting principles) and non-GAAP financial measures. Oshkosh Corporation believes that the non-GAAP measures provide investors a useful comparison of the Company’s performance to prior period results. These non-GAAP measures may not be comparable to similarly-titled measures disclosed by other companies. A reconciliation of the Company’s presented non-GAAP measures to the most directly comparable GAAP measures can be found under the caption “Non-GAAP Financial Measures” in this news release.

Oshkosh Corporation Reports Results for Fiscal 2021 Fourth Quarter

October 28, 2021

Consolidated operating income in the fourth quarter of fiscal 2021 decreased 18.2 percent to $104.2 million, or 5.1 percent of sales, compared to $127.4 million, or 7.1 percent of sales, in the fourth quarter of fiscal 2020. The decrease was primarily due to higher material & logistics costs and the return of spending related to temporary cost reductions in the prior year, offset in part by the impact of the higher sales volume.

Consolidated operating results for the fourth quarter of fiscal 2020 included pre-tax charges related to restructuring actions of $13.0 million, a $12.3 million pre-tax gain on the business interruption insurance settlement, a pre-tax gain on the sale of the business of $3.1 million and the pre-tax gain of $0.9 million on the arbitration settlement. Excluding these items, adjusted1 operating income in the fourth quarter of fiscal 2020 was $124.1 million, or 7.0 percent of sales.

“During the fourth quarter, we achieved revenue growth of 15.6 percent. However, adjusted1 operating income declined by 16.0 percent in the quarter as a result of higher input costs and the return of spending related to temporary cost reductions in the prior year. To address extreme input costs, we implemented multiple price increases during the year. We expect higher prices will largely catch up with higher costs late in the second quarter of fiscal 2022.

“Despite significant supply chain disruptions and higher material costs in the latter half of fiscal 2021, we completed another successful year for Oshkosh Corporation with fourth quarter fiscal 2021 revenues of $2.06 billion and operating income of $104.2 million. During the year, we overcame many pandemic-related challenges, continued to strengthen our customer relationships, won major new programs in the Defense segment, introduced exciting new electric-powered vehicles and delivered double digit revenue and earnings growth,” said John C. Pfeifer, president and chief executive officer of Oshkosh. “Thanks to the efforts of our dedicated team, we were able to report fiscal 2021 diluted earnings per share of $6.83 and adjusted1 diluted earnings per share of $5.75, increases of 44.7 percent and 16.4 percent, respectively, compared to fiscal 2020.

“We recently introduced our evolved strategy to better reflect where we are focusing our efforts and our resources. Our strategy leads with innovation and continues with serving and supporting equipment throughout its lifecycle. It finishes with advancing into new markets and categories for continued growth. We call it ‘Innovate. Serve. Advance’, and it provides the framework that we believe is necessary as we drive long-term growth,” stated Pfeifer.

“Due to uncertainty caused by ongoing supply chain disruptions, we are not providing guidance for our October through December Stub Period. We are aggressively managing our operations and working with suppliers and customers as we deal with the supply chain environment, which we believe will remain choppy well into fiscal 2022. We are confident in our long-term growth outlook based on strong market fundamentals, strategic program wins and a comprehensive offering of innovative new products that enhance our continued market leadership,” added Pfeifer.

Factors affecting fourth quarter results for the Company’s business segments included:

Access Equipment - Access Equipment segment net sales in the fourth quarter of fiscal 2021 increased 37.3 percent to $845.9 million due to improved market demand in North America. The fourth quarter of fiscal 2020 was impacted by low market demand, due in large part to the economic downturn brought on by the COVID-19 pandemic.

Access Equipment segment operating income in the fourth quarter of fiscal 2021 increased 21.3 percent to $30.7 million, or 3.6 percent of sales, compared to $25.3 million, or 4.1 percent of sales, in the fourth quarter of fiscal 2020. The increase in operating income was primarily due to the impact of the higher sales volume, improved manufacturing absorption and the absence of charges related to restructuring actions, offset in part by higher material & logistics costs, the return of spending related to temporary cost reductions in the prior year and an increase in product liability activity.

-more-

Oshkosh Corporation Reports Results for Fiscal 2021 Fourth Quarter

October 28, 2021

Access Equipment segment results for the fourth quarter of fiscal 2020 included pre-tax charges related to restructuring actions of $7.5 million. Excluding these charges, adjusted1 operating income in the fourth quarter of fiscal 2020 was $32.8 million, or 5.3 percent of sales.

Defense - Defense segment net sales for the fourth quarter of fiscal 2021 increased 5.1 percent to $650.2 million due to higher Joint Light Tactical Vehicle program volume and sales related to the Pratt Miller acquisition, offset in part by lower Family of Medium Tactical Vehicle program volume and lower international sales.

Defense segment operating income in the fourth quarter of fiscal 2021 decreased 11.3 percent to $49.7 million, or 7.6 percent of sales, compared to $56.0 million, or 9.0 percent of sales, in the fourth quarter of fiscal 2020. The decrease in operating income was due to adverse product mix, higher material costs and unfavorable production variances, offset in part by the impact of higher sales volumes.

Fire & Emergency - Fire & Emergency segment net sales for the fourth quarter of fiscal 2021 increased 9.6 percent to $337.7 million due to higher Aircraft Rescue and Firefighting vehicle sales volume.

Fire & Emergency segment operating income in the fourth quarter of fiscal 2021 decreased 6.3 percent to $47.2 million, or 14.0 percent of sales, compared to $50.4 million, or 16.4 percent of sales, in the fourth quarter of fiscal 2020. The decrease in operating income was due to higher material costs, manufacturing inefficiencies as a result of supply chain shortages and the return of spending related to temporary cost reductions in the prior year, offset in part by the impact of higher sales volume and higher pricing in response to the higher input costs.

Commercial - Commercial segment net sales for the fourth quarter of fiscal 2021 decreased 6.2 percent to $233.8 million due to lower package sales, which include both a third-party chassis and a body.

Commercial segment operating income in the fourth quarter of fiscal 2021 decreased 66.0 percent to $10.7 million, or 4.6 percent of sales, compared to $31.5 million, or 12.6 percent of sales, in the fourth quarter of fiscal 2020. The decrease in operating income was largely due to higher material costs, the $12.3 million business interruption insurance settlement that was received in the prior year quarter and the return of spending related to temporary cost reductions in the prior year, offset in part by improved manufacturing absorption and higher pricing in response to the higher input costs.

Commercial segment results for the fourth quarter of fiscal 2020 included the $12.3 million pre-tax gain on the business interruption insurance settlement, pre-tax charges related to restructuring actions of $4.1 million and the pre-tax gain on the sale of a business of $3.1 million. Excluding these items, adjusted1 operating income was $20.2 million, or 8.1 percent of sales, in the fourth quarter of fiscal 2020.

Corporate - Corporate operating costs in the fourth quarter of fiscal 2021 decreased $1.7 million to $34.1 million primarily as a result of the absence of severance costs related to restructuring actions.

Interest Expense Net of Interest Income - Interest expense net of interest income in the fourth quarter of fiscal 2021 increased $2.8 million to $10.4 million. Interest income in the fourth quarter of fiscal 2020 included $3.3 million of interest income related to the arbitration settlement in the Defense segment.

Provision for Income Taxes - The Company recorded income tax expense in the fourth quarter of fiscal 2021 of $0.7 million, or 0.8 percent of pre-tax income, compared to $25.8 million, or 20.4 percent of pre-tax income, in the fourth quarter of fiscal 2020. Income tax expense in the fourth quarter of fiscal 2021 included an $11.7 million tax benefit associated with the release of a valuation allowance on deferred tax assets in Europe. Adjusted1 income tax expense in the fourth quarter of fiscal 2021 was $17.8 million, or 19.8 percent of adjusted1 pre-tax income, compared to $23.7 million, or 20.8 percent of adjusted1 pre-tax income, in the fourth quarter of fiscal 2020.

-more-

Oshkosh Corporation Reports Results for Fiscal 2021 Fourth Quarter

October 28, 2021

Full-Year Results

The Company reported net sales for fiscal 2021 of $7.74 billion and net income of $472.7 million, or $6.83 per diluted share. This compares to net sales of $6.86 billion and net income of $324.5 million, or $4.72 per diluted share, in the prior year. The improvement in net income for fiscal 2021 was the result of the impact of higher consolidated sales volumes and the carryback of a U.S. net operating loss to previous tax years, offset in part by higher material & logistics costs and higher incentive compensation costs.

Results for fiscal 2021 included a $75.3 million tax benefit associated with the carryback of the U.S. net operating loss to prior years and a $11.7 million tax benefit associated with the release of a valuation allowance on deferred tax assets in Europe, offset in part by after-tax charges of $11.7 million associated with restructuring actions in the Access Equipment segment and $0.8 million associated with business acquisition costs in the Defense segment. Results for fiscal 2020 included after-tax charges related to restructuring actions of $17.9 million, a $14.2 million after-tax gain on the business interruption insurance settlement, the establishment of a valuation allowance on deferred tax assets in Europe of $11.4 million, an after-tax charge of $6.5 million associated with debt extinguishment costs incurred in connection with the refinancing of the Company’s senior notes, an after-tax gain of $3.2 million on the arbitration settlement and an after-tax gain on the sale of a business of $2.8 million. Excluding these items, adjusted1 net income was $398.2 million, or $5.75 per diluted share, and $340.1 million, or $4.94 per diluted share, for fiscal 2021 and 2020, respectively.

Dividend Announcement

The Company’s Board of Directors today declared a quarterly cash dividend of $0.37 per share of Common Stock. The dividend represents an increase of 12 percent from the previous dividend and will be payable on November 29, 2021 to shareholders of record as of November 15, 2021.

Fiscal Year Change

In October 2021, the Company’s Board of Directors approved a change in its fiscal year end from September 30 to December 31. Accordingly, the Company will have an abbreviated fiscal year that runs from October 1, 2021 through December 31, 2021 (Stub Period). The Company’s next full fiscal year will begin on January 1, 2022 (fiscal 2022).

Conference Call

The Company will host a conference call at 9:30 a.m. EDT this morning to discuss its fiscal 2021 fourth quarter and full year results. Slides for the call will be available on the Company’s website beginning at 7:00 a.m. EDT this morning. The call will be simultaneously webcast. To access the webcast, go to oshkoshcorp.com at least 15 minutes prior to the event and follow instructions for listening to the webcast. An audio replay of the call and related question and answer session will be available for 12 months at this website.

Forward Looking Statements

This news release contains statements that the Company believes to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact, including, without limitation, statements regarding the Company’s future financial position, business strategy, targets, projected sales, costs, earnings, capital expenditures, debt levels and cash flows, and plans and objectives of management for future operations, are forward-looking statements. When used in this news release, words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “should,” “project” or “plan” or the negative thereof or variations thereon or similar terminology are generally intended to

-more-

Oshkosh Corporation Reports Results for Fiscal 2021 Fourth Quarter

October 28, 2021

identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, assumptions and other factors, some of which are beyond the Company’s control, which could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These factors include the extent of supply chain and logistics disruptions, particularly as demand rebounds from the COVID-19 pandemic; the Company’s ability to increase prices or impose surcharges to raise margins or to offset higher input costs, including increased raw material, labor and freight costs; the cyclical nature of the Company’s access equipment, commercial and fire & emergency markets, which are particularly impacted by the strength of U.S. and European economies and construction seasons; the Company’s estimates of access equipment demand which, among other factors, is influenced by historical customer buying patterns and rental company fleet replacement strategies; the Company’s ability to attract production labor in a timely manner; the strength of the U.S. dollar and its impact on Company exports, translation of foreign sales and the cost of purchased materials; the Company’s ability to predict the level and timing of orders for indefinite delivery/indefinite quantity contracts with the U.S. federal government; risks related to reductions in government expenditures in light of U.S. defense budget pressures and an uncertain U.S. Department of Defense (DoD) tactical wheeled vehicle strategy; the impact of any DoD solicitation for competition for future contracts to produce military vehicles; the impacts of budget constraints facing the U.S. Postal Service (USPS) and continuously changing demands for postal services; the impact of severe weather, natural disasters or pandemics that may affect the Company, its suppliers or its customers; risks related to the collectability of receivables, particularly for those businesses with exposure to construction markets; the cost of any warranty campaigns related to the Company’s products; risks associated with international operations and sales, including compliance with the Foreign Corrupt Practices Act; risks that a trade war and related tariffs could reduce the competitiveness of the Company’s products; the Company’s ability to comply with complex laws and regulations applicable to U.S. government contractors; cybersecurity risks and costs of defending against, mitigating and responding to data security threats and breaches impacting the Company; the Company’s ability to successfully identify, complete and integrate acquisitions and to realize the anticipated benefits associated with the same; and risks related to the Company’s ability to successfully execute on its strategic road map and meet its long-term financial goals. Additional information concerning these and other factors is contained in the Company’s filings with the Securities and Exchange Commission, including the Form 8-K filed today. All forward-looking statements speak only as of the date of this news release. The Company assumes no obligation, and disclaims any obligation, to update information contained in this news release. Investors should be aware that the Company may not update such information until the Company’s next quarterly earnings conference call, if at all.

About Oshkosh Corporation

At Oshkosh (NYSE: OSK), we make innovative, mission-critical equipment to help everyday heroes advance communities around the world. Headquartered in Wisconsin, Oshkosh Corporation employs approximately 15,000 team members worldwide, all united behind a common cause: to make a difference in people’s lives. Oshkosh products can be found in more than 150 countries under the brands of JLG®, Pierce®, Oshkosh® Defense, McNeilus®, IMT®, Jerr-Dan®, Frontline™, Oshkosh® Airport Products, and London™ and Pratt Miller. For more information, visit oshkoshcorp.com.
________

®, ™ All brand names referred to in this news release are trademarks of Oshkosh Corporation or its subsidiary companies.

-more-

Oshkosh Corporation Reports Results for Fiscal 2021 Fourth Quarter

October 28, 2021

OSHKOSH CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In millions, except share and per share amounts; unaudited)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2021	2020	2021	2020
Net sales	$2,063.0	$1,784.2	$7,737.3	$6,856.8
Cost of sales	1,784.5	1,503.3	6,516.5	5,736.5
Gross income	278.5	280.9	1,220.8	1,120.3

Operating expenses:
Selling, general and administrative	171.5	152.2	666.5	620.6
Amortization of purchased intangibles	2.8	1.3	9.6	11.0
Total operating expenses	174.3	153.5	676.1	631.6
Operating income	104.2	127.4	544.7	488.7

Other income (expense):
Interest expense	(12.2)	(11.5)	(48.2)	(59.3)
Interest income	1.8	3.9	3.5	7.5
Miscellaneous, net	(4.1)	6.9	(2.1)	2.2
Income before income taxes and earnings (losses) of unconsolidated affiliates	89.7	126.7	497.9	439.1
Provision for income taxes	0.7	25.8	25.2	112.8
Income before earnings (losses) of unconsolidated affiliates	89.0	100.9	472.7	326.3
Equity in earnings (losses) of unconsolidated affiliates	0.7	(0.9)	-	(1.8)
Net income	$89.7	$100.0	$472.7	$324.5

Earnings per share:
Basic	$1.31	$1.47	$6.90	$4.76
Diluted	1.30	1.46	6.83	4.72

Basic weighted-average shares outstanding	68,397,838	68,131,260	68,482,363	68,149,324
Dilutive equity-based compensation awards	732,265	626,925	726,388	638,405
Diluted weighted-average shares outstanding	69,130,103	68,758,185	69,208,751	68,787,729

-more-

Oshkosh Corporation Reports Results for Fiscal 2021 Fourth Quarter

October 28, 2021

OSHKOSH CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions; unaudited)

	September 30,
	2021	2020
Assets
Current assets:
Cash and cash equivalents	$1,375.8	$582.9
Receivables, net	1,017.3	857.6
Unbilled receivables	421.1	483.6
Inventories, net	1,267.4	1,505.4
Income taxes receivable	278.1	45.4
Other current assets	58.2	60.9
Total current assets	4,417.9	3,535.8
Property, plant and equipment:
Property, plant and equipment	1,467.1	1,397.0
Accumulated depreciation	(871.2)	(831.1)
Property, plant and equipment, net	595.9	565.9
Goodwill	1,052.0	1,009.5
Purchased intangible assets, net	466.8	418.2
Other long-term assets	359.0	286.5
Total assets	$6,891.6	$5,815.9

Liabilities and Shareholders’ Equity
Current liabilities:
Revolving credit facilities and current maturities of long-term debt	$-	$5.2
Accounts payable	860.4	577.8
Customer advances	654.3	491.4
Payroll-related obligations	215.1	150.8
Income taxes payable	64.9	14.7
Other current liabilities	357.0	345.2
Total current liabilities	2,151.7	1,585.1
Long-term debt, less current maturities	818.8	817.9
Other long-term liabilities	673.3	562.2
Commitments and contingencies
Shareholders’ equity	3,247.8	2,850.7
Total liabilities and shareholders’ equity	$6,891.6	$5,815.9

-more-

Oshkosh Corporation Reports Results for Fiscal 2021 Fourth Quarter

October 28, 2021

OSHKOSH CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions; unaudited)

	Twelve Months Ended September 30,
	2021	2020
Operating activities:
Net income	$472.7	$324.5
Depreciation and amortization	104.0	104.2
Stock-based compensation expense	27.2	29.3
Deferred income taxes	88.6	22.8
Gain on sale of assets	(3.6)	(11.8)
Foreign currency transaction gains	(3.1)	(0.6)
Loss on extinguishment of debt	-	8.5
Other non-cash adjustments	3.0	(1.0)
Changes in operating assets and liabilities	532.8	(148.6)
Net cash provided by operating activities	1,221.6	327.3

Investing activities:
Additions to property, plant and equipment	(104.4)	(112.3)
Additions to equipment held for rental	(10.4)	(17.9)
Acquisition of business, net of cash acquired	(110.6)	-
Proceeds from sale of property, plant and equipment	1.2	2.4
Proceeds from sale of equipment held for rental	16.3	38.8
Other investing activities	(37.7)	11.4
Net cash used by investing activities	(245.6)	(77.6)

Financing activities:
Proceeds from issuance of debt	-	303.9
Repayments of debt	(5.2)	(300.0)
Debt issuance costs	-	(9.6)
Repurchases of Common Stock	(122.1)	(51.5)
Dividends paid	(90.4)	(81.8)
Proceeds from exercise of stock options	42.8	26.1
Other financing activities	(5.5)	(2.6)
Net cash used by financing activities	(180.4)	(115.5)

Effect of exchange rate changes on cash	(2.7)	0.3
Increase in cash and cash equivalents	792.9	134.5
Cash and cash equivalents at beginning of period	582.9	448.4
Cash and cash equivalents at end of period	$1,375.8	$582.9

-more-

Oshkosh Corporation Reports Results for Fiscal 2021 Fourth Quarter

October 28, 2021

OSHKOSH CORPORATION

SEGMENT INFORMATION

(In millions; unaudited)

	Three Months Ended September 30,
	2021			2020
	External Customers	Inter- segment	Net Sales	External Customers	Inter- segment	Net Sales
Access Equipment
Aerial work platforms	$384.3	$-	$384.3	$301.0	$-	$301.0
Telehandlers	237.8	-	237.8	133.9	-	133.9
Other	223.1	0.7	223.8	180.0	1.3	181.3
Total Access Equipment	845.2	0.7	845.9	614.9	1.3	616.2

Defense(a)	649.9	0.3	650.2	616.3	2.6	618.9

Fire & Emergency(a)	334.7	3.0	337.7	305.8	2.4	308.2

Commercial
Refuse collection	121.8	-	121.8	106.9	-	106.9
Concrete mixers	86.4	-	86.4	116.6	-	116.6
Other	25.0	0.6	25.6	23.8	1.9	25.7
Total Commercial	233.2	0.6	233.8	247.3	1.9	249.2
Corporate and intersegment eliminations	-	(4.6)	(4.6)	(0.1)	(8.2)	(8.3)
	$2,063.0	$-	$2,063.0	$1,784.2	$-	$1,784.2

	Twelve Months Ended September 30,
	2021			2020
	External Customers	Inter- segment	Net Sales	External Customers	Inter- segment	Net Sales
Access Equipment
Aerial work platforms	$1,471.4	$-	$1,471.4	$1,101.7	$-	$1,101.7
Telehandlers	769.4	-	769.4	680.4	-	680.4
Other	826.5	4.8	831.3	723.6	9.4	733.0
Total Access Equipment	3,067.3	4.8	3,072.1	2,505.7	9.4	2,515.1

Defense(a)	2,524.1	1.5	2,525.6	2,300.4	11.1	2,311.5

Fire & Emergency(a)	1,211.6	15.0	1,226.6	1,098.0	9.0	1,107.0

Commercial
Refuse collection	465.9	-	465.9	437.2	-	437.2
Concrete mixers	364.8	-	364.8	403.5	-	403.5
Other	102.9	4.0	106.9	110.6	6.5	117.1
Total Commercial	933.6	4.0	937.6	951.3	6.5	957.8
Corporate and intersegment eliminations	0.7	(25.3)	(24.6)	1.4	(36.0)	(34.6)
	$7,737.3	$-	$7,737.3	$6,856.8	$-	$6,856.8

-more-

Oshkosh Corporation Reports Results for Fiscal 2021 Fourth Quarter

October 28, 2021

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2021	2020	2021	2020
Operating income (loss):
Access Equipment	$30.7	$25.3	$249.1	$198.6
Defense(a)	49.7	56.0	197.8	188.1
Fire & Emergency(a)	47.2	50.4	174.2	146.5
Commercial	10.7	31.5	71.0	81.2
Corporate and intersegment eliminations	(34.1)	(35.8)	(147.4)	(125.7)
	$104.2	$127.4	$544.7	$488.7

	September 30,
	2021	2020
Period-end backlog:
Access Equipment	$2,757.7	$366.7
Defense(a)	3,355.4	2,835.2
Fire & Emergency(a)	1,394.2	1,092.5
Commercial	569.4	283.1
	$8,076.7	$4,577.5

(a)

On October 1, 2020, the Company transferred operational responsibility of the airport snow removal vehicle business from the Fire & Emergency segment to the Defense segment. As a result, the results of the airport snow removal vehicle business have been included within the Defense segment for financial reporting purposes. Historical information has been reclassified to include the airport snow removal vehicle business in the Defense segment for all periods presented.

-more-

Oshkosh Corporation Reports Results for Fiscal 2021 Fourth Quarter

October 28, 2021

Non-GAAP Financial Measures

The Company reports its financial results in accordance with generally accepted accounting principles in the United States of America (GAAP). The Company is presenting various operating results both on a GAAP basis and on a basis excluding items that affect comparability of results. When the Company excludes certain items as described below, they are considered non-GAAP financial measures. The Company believes excluding the impact of these items is useful to investors in comparing the Company’s performance to prior period results. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s results prepared in accordance with GAAP. The table below presents a reconciliation of the Company’s presented non-GAAP measures to the most directly comparable GAAP measures (in millions, except per share amounts):

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2021	2020	2021	2020
Access Equipment segment operating income (GAAP)	$30.7	$25.3	$249.1	$198.6
Restructuring-related costs	-	7.5	11.5	15.1
Adjusted Access Equipment segment operating income (non-GAAP)	$30.7	$32.8	$260.6	$213.7

Defense segment operating income (GAAP)	$49.7	$56.0	$197.8	$188.1
Arbitration settlement	-	(0.9)	-	(0.9)
Acquisition costs	-	-	1.0	-
Adjusted Defense segment operating income (non-GAAP)	$49.7	$55.1	$198.8	$187.2

Fire & Emergency segment operating income (GAAP)	$47.2	$50.4	$174.2	$146.5
Restructuring costs	-	0.3	-	1.4
Adjusted Fire & Emergency segment operating income (non-GAAP)	$47.2	$50.7	$174.2	$147.9

Commercial segment operating income (GAAP)	$10.7	$31.5	$71.0	$81.2
Restructuring-related costs	-	4.1	-	5.6
Proceeds from business interruption insurance	-	(12.3)	-	(12.3)
Gain on sale of a business	-	(3.1)	-	(3.1)
Adjusted Commercial segment operating income (non-GAAP)	$10.7	$20.2	$71.0	$71.4

Corporate operating income (GAAP)	$(34.1)	$(35.8)	$(147.4)	$(125.7)
Restructuring costs	-	1.1	-	1.1
Adjusted corporate operating income (non-GAAP)	$(34.1)	$(34.7)	$(147.4)	$(124.6)

Consolidated operating income (GAAP)	$104.2	$127.4	$544.7	$488.7
Restructuring-related costs	-	13.0	11.5	23.2
Arbitration settlement	-	(0.9)	-	(0.9)
Proceeds from business interruption insurance	-	(12.3)	-	(12.3)
Gain on sale of a business	-	(3.1)	-	(3.1)
Acquisition costs	-	-	1.0	-
Adjusted consolidated operating income (non-GAAP)	$104.2	$124.1	$557.2	$495.6

Interest expense net of interest income (GAAP)	$(10.4)	$(7.6)	$(44.7)	$(51.8)
Debt extinguishment costs	-	-	-	8.5
Arbitration settlement interest income	-	(3.3)	-	(3.3)
Adjusted interest expense net of interest income (non-GAAP)	$(10.4)	$(10.9)	$(44.7)	$(46.6)

-more-

Oshkosh Corporation Reports Results for Fiscal 2021 Fourth Quarter

October 28, 2021

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2021	2020	2021	2020
Miscellaneous income/(expense) (GAAP)	$(4.1)	$6.9	$(2.1)	$2.2
Proceeds from business interruption insurance	-	(6.2)	-	(6.2)
Adjusted miscellaneous income/(expense) (non-GAAP)	$(4.1)	$0.7	$(2.1)	$(4.0)

Income before taxes (GAAP)	$89.7	$126.7	$497.9	$439.1
Restructuring-related costs	-	13.0	11.5	23.2
Arbitration settlement	-	(4.2)	-	(4.2)
Proceeds from business interruption insurance	-	(18.5)	-	(18.5)
Gain on sale of a business	-	(3.1)	-	(3.1)
Debt extinguishment costs	-	-	-	8.5
Acquisition costs	-	-	1.0	-
Adjusted income before taxes (non-GAAP)	$89.7	$113.9	$510.4	$445.0

Provision for income taxes (GAAP)	$0.7	$25.8	$25.2	$112.8
Income tax benefit (expense) of restructuring-related costs	-	3.5	(0.2)	5.3
Income tax expense on arbitration settlement	-	(1.0)	-	(1.0)
Income tax expense on insurance proceeds	-	(4.3)	-	(4.3)
Income tax expense on sale of a business	-	(0.3)	-	(0.3)
Income tax benefit of debt extinguishment costs	-	-	-	2.0
Income tax benefit of acquisition costs	-	-	0.2	-
Revaluation of net deferred tax liabilities	11.7	-	11.7	(11.4)
Net operating loss carryback tax benefit	5.4	-	75.3	-
Adjusted provision for income taxes (non-GAAP)	$17.8	$23.7	$112.2	$103.1

Net income (GAAP)	$89.7	$100.0	$472.7	$324.5
Restructuring-related costs, net of tax	-	9.5	11.7	17.9
Arbitration settlement, net of tax	-	(3.2)	-	(3.2)
Insurance proceeds, net of tax	-	(14.2)	-	(14.2)
Gain on sale of a business, net of tax	-	(2.8)	-	(2.8)
Debt extinguishment costs, net of tax	-	-	-	6.5
Acquisition costs, net of tax	-	-	0.8	-
Revaluation of net deferred tax liabilities	(11.7)	-	(11.7)	11.4
Net operating loss carryback tax benefit	(5.4)	-	(75.3)	-
Adjusted net income (non-GAAP)	$72.6	$89.3	$398.2	$340.1

Earnings per share-diluted (GAAP)	$1.30	$1.46	$6.83	$4.72
Restructuring-related costs, net of tax	-	0.14	0.17	0.26
Arbitration settlement, net of tax	-	(0.05)	-	(0.05)
Insurance proceeds, net of tax	-	(0.21)	-	(0.21)
Gain on sale of a business, net of tax	-	(0.04)	-	(0.04)
Debt extinguishment costs, net of tax	-	-	-	0.10
Acquisition costs, net of tax	-	-	0.01	-
Revaluation of net deferred tax liabilities	(0.17)	-	(0.17)	0.16
Net operating loss carryback tax benefit	(0.08)	-	(1.09)	-
Adjusted earnings per share-diluted (non-GAAP)	$1.05	$1.30	$5.75	$4.94

###